Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 7, 2012, is made by and among K12 Services Inc., a Delaware corporation (together with any successor thereto, the “Company”), K12, Inc., a Delaware Corporation (“Parent”) and Timothy L. Murray (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company desire that Executive provide services to the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	EMPLOYMENT.

(a) General. As of the Effective Date (as defined below), the Company shall employ Executive and Executive shall enter into the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on or about April 9, 2012 (the “Effective Date”), and ending on the date Executive’s employment is terminated as provided in Section 3.

(c) Position and Duties. Executive shall serve as President and Chief Operating Officer of the Parent and the Company with such customary responsibilities, duties and authority as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Parent (“CEO”), consistent with such position. Executive will report directly to the CEO and Executive’s principal place of employment shall be the Parent’s headquarters in Herndon, Virginia. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”). During the Term, it shall not be a violation of this Agreement for Executive to (i) serve on industry trade, civic, charitable or not-for-profit corporate boards or committees, (ii) serve on one for-profit board, which shall initially be the advisor board to PulsePoint, provided, however, Executive may serve on additional such boards with the prior written consent of the Board of Directors; (iii) deliver lectures or fulfill speaking engagements; or (iv) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing, the Company acknowledges that Executive is contractually and legally required by PulsePoint to reasonably cooperate with PulsePoint with certain legal matters following the Effective Date that arose during Executive’s employment with PulsePoint. In such case, Executive shall use his reasonable best efforts to provide such cooperation if requested in writing by PulsePoint at times convenient for the Company and that do not materially interfere with his duties. Executive shall notify Company in writing when such cooperation obligations with regard to such legal matters are concluded, at which time Executive shall no longer provide such services without obtaining the consent of the Company.

2.	COMPENSATION AND OTHER BENEFITS.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $500,000.00 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed (and may be increased but not decreased) from time to time by the Parent’s Board of Directors (the “Board”) or the compensation committee of the Board (the “Compensation Committee”).

(b) Bonus. During the Term, Executive will be eligible to participate in the Company’s annual incentive cash bonus plan (“Bonus Plan”). Under the Bonus Plan, Executive may receive a bonus in the sole and absolute discretion of the Compensation Committee, which bonus shall have a target of 60% of Executive’s Annual Base Salary (the “Target Bonus”) for achievement of 100% of the performance goals under the Bonus Plan for a given year. Executive shall also be eligible to receive a bonus in excess of the Target Bonus, as determined by specific performance management objectives and ratios set annually by the Compensation Committee, up to a maximum amount (the “Maximum Bonus”). For purposes of illustration, pursuant to the FY 2012 Bonus Plan, Executive could have been eligible to receive a Maximum Bonus of up to 132.5% of Executive’s Annual Base Salary. The bonus awards payable under the Bonus Plan shall be based upon the overall success of the Parent or Company and the achievement of performance goals to be determined by the Board or the Compensation Committee. Except as otherwise provided for herein, the payment of any bonus pursuant to the Bonus Plan shall be subject to Executive’s continued employment with the Company through the date of payment. Any annual bonus earned by Executive shall be paid to Executive when bonuses under the performance period in question are paid to similarly-situated employees of the Company, but in no event later than the last day to qualify such bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4).

(c) Benefits. During the Term, Executive shall be eligible to participate on the same basis as other similarly situated senior executives of the Company in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Executive’s participation in such plans, programs and arrangements shall be subject to (i) the terms of the applicable plan documents, and (ii) Company Policies. These plans or programs are subject to change or termination at the sole discretion of the Company. Executive shall have thirty days from the Effective Date (or such other qualifying event as required by the terms of an applicable plan) to enroll or decline benefits, or make changes to benefits elections. Unless Executive elects otherwise, Executive will be automatically enrolled at a rate of 3% of Annual Base Salary to be withheld, pretax, and deposited into Executive’s 401(k) plan account. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d) Equity Awards.

(i) Subject to the approval of the Compensation Committee, the Company shall cause the Parent to give Executive an initial grant of options to purchase one hundred and fifty thousand (150,000) shares of common stock of Parent (“Common Stock”) with a per share exercise price equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of grant (the “Option”). The Option shall be granted following the approval of the Compensation Committee which shall be no later than thirty (30) days following the Effective Date. All stock option grants are made at the discretion of the Compensation Committee and the Company has no reason to believe that the Option will not be approved by the Compensation Committee. Executive will receive a stock option agreement that incorporates the terms of Parent’s equity incentive plan and sets forth the terms and conditions of the Option grant, including the vesting schedule and applicable exercise price, following approval thereof by the Compensation Committee. One Fourth (1/4th) of the shares subject to the Option shall vest on the first anniversary of the date of grant (the “First Vesting Date”), and an additional one-sixteenth (1/16th) of such shares shall vest every three (3) months following the First Vesting Date. Notwithstanding the terms of the equity incentive plan or the stock option agreement, in the event of (X) a Change in Control (as defined in the applicable equity incentive plan), the vesting of the Option shall automatically accelerate and all unvested shares of Common Stock subject to such Option shall then become fully vested and exercisable as of the effective date of the Change in Control; or (Y) in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, and in either case such termination or resignation occurs prior to the one year anniversary of the grant date of the option, then, twenty-five (25%) percent of the shares of Common Stock subject to such Option shall automatically accelerate and become fully vested and exercisable. In such case, Executive shall have 180 days following the date of termination to exercise the vested shares under the Option. Such shares shall also be subject to the terms and conditions, including the vesting schedule, set forth in a stock option agreement and Parent’s equity incentive plan.

(ii) Subject to the approval of the Compensation Committee, the Company shall cause the Parent to give Executive an initial grant of fifty thousand (50,000) shares of restricted Common Stock pursuant to a restricted stock award agreement to be entered into between Executive and Parent (“Restricted Common Stock”). The Restricted Common Stock shall be granted following the approval of the Compensation Committee which shall be no later than thirty (30) days following the Effective Date. Executive will receive a restricted stock award agreement that incorporates the terms of Parent’s equity incentive plan and sets forth the terms and conditions of the restricted shares, including the vesting schedule, following approval thereof by the Compensation Committee. The restrictions on the Restricted Common Stock shall lapse semi-annually with twenty percent (20%) of the total Restricted Common Stock vesting during the first year from the date of grant and forty(40%) vesting each year thereafter for the following two (2) years. Notwithstanding the terms of the equity incentive plan or the restricted stock agreement, (X) in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason immediately prior to or following a Change in Control, all restrictions on the Restricted Common Stock shall automatically lapse, or (Y)

in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, and in either case such termination or resignation occurs prior to the one year anniversary of the grant date of the Restricted Common Stock, all restrictions on twenty-five (25%) percent of the shares shall automatically lapse. After August 1, 2012, and subject to Executive’s continued employment with the Company, Executive will receive an additional grant of ten thousand (10,000) shares of Restricted Common Stock of Parent, to be granted at the next regularly scheduled meeting of the Compensation Committee following such date. Such shares shall also be subject to the terms and conditions, including vesting schedule, set forth in a restricted stock award agreement and Parent’s equity incentive plan.

(iii) The Parties acknowledge that Executive shall be eligible to receive annual equity grants on the same basis as other similarly situated senior executives of the Company and in accordance with the equity compensation plans determined by the Compensation Committee, in its sole discretion.

(e) Vacation. During the Term, Executive shall be entitled to twenty (20) days of paid vacation per year in accordance with the Company’s Policies (vacation days shall be prorated for any partial year of service). Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable and approved travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Lodging; Commuting Expenses. Beginning on the Effective Date and during Executive’s first twelve (12) months of employment with the Company, the Company will reimburse Executive at a rate of five thousand dollars ($5,000) per month for an apartment in or near Herndon, Virginia and for Executive’s reasonable expenses to commute on a weekly basis to and from Executive’s home in New Jersey, which shall be paid in accordance with the customary payroll practices of the Company any.

(h) Legal Expenses. The Company will reimburse executive up to $5,000 of Executive’s legal expenses incurred during calendar year 2012 in connection with the review of this Agreement and any other agreements referred to herein.

3.	TERMINATION.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason, as defined below.

(vi) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, other than termination pursuant to paragraph (a)(iii), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); (iii) any accrued but unused vacation days through the Date of Termination, and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that

Executive’s employment is terminated by the Company for any reason and Executive executes the Release (defined below), Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

(e) Post-Termination Cooperation. Executive agrees that following Executive’s termination of employment with Company, Executive shall, to the extent reasonably requested by Company and reasonably convenient for Executive, reasonably cooperate and assist Company at Company’s expense in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by Company or any of its affiliates, successors, or assigns, including, but not limited to, Executive’s participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall reasonably request. The Company shall reimburse Executive for his reasonable expenses incurred in the course of such cooperation, and, in the event such cooperation shall require a significant amount of Executive’s time (as reasonably determined by the Parties) shall pay Executive a reasonable per diem amount to be reasonably agreed to by Parties for Executive’s time.

4.	SEVERANCE PAYMENTS.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i), or Disability pursuant to Section 3(a)(ii), or for Cause pursuant to Section 3(a)(iii), or upon Executive’s resignation from the Company without Good Reason pursuant to Section 3(a)(v), then Executive shall not be entitled to any severance payments or benefits, except for the Company Arrangements as provided in Section 3(c).

(b) Termination without Cause or Resignation for Good Reason. If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) or upon Executive’s resignation from the Company for Good Reason pursuant to Section 3(a)(vi), then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall receive, in addition to the Company Arrangements set forth in Section 3(c), the following:

(i) an amount in cash equal to one (1) times the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation in regular installments over the twelve-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii) an amount equal to any accrued and earned annual bonus for the completed fiscal year immediately preceding the Date of Termination that has been declared by the Board or the Compensation Committee but is not yet paid as of the Date of Termination (to be paid when such annual bonuses are paid to similarly situated employees); and

(iii) reimbursement (or direct payment to the carrier), for the Severance Period, for a portion of the premium costs incurred by Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by the Company, which reimbursement (or direct payment) shall equal the premium costs incurred by the Company for the Severance Period, on behalf of a similarly-situated employee, to obtain coverage under the same group health plan sponsored by the Company. Notwithstanding the foregoing, if reimbursement or direct payment of health care premium violates any applicable health care laws, then Executive shall be entitled to a monthly payment of such amount payment, less applicable taxes and withholding, in lieu of such reimbursement.

Notwithstanding the foregoing, in the event Executive is entitled to the payments and benefits set forth in this Section 4(b) as a result of a termination or resignation of employment that occurs on, immediately prior to or within one (1) year following a Change in Control, then the such payments in subparagraphs (i), and (ii) shall be made in lump-sum on the first business day following the date on which the Release shall be non-revocable by Executive, if such Release is required, if not required, on the Date of Termination.

5.	COMPETITION; CONFIDENTIALITY; INVENTIONS.

Prior to the Effective Date, Executive shall enter into Parent’s standard form of Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement (the “Confidentiality Agreement”), a form of which is attached to this Agreement as Exhibit B.

6.	ASSIGNMENT AND SUCCESSORS.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable company Policies, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.	EXECUTIVE REPRESENTATIONS.

Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not intentionally violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, that Executives knows is in violation of any lawful agreements with that former employer or third party.

8.	CERTAIN DEFINITIONS.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder if the Board determines, in good faith, that any of the following have occurred:

(i) Executive’s (A) willful failure or continual neglect to perform Executive’s material responsibilities under this Agreement, in each case, that causes material and demonstrable damage to the Company, or (B) failure to comply with, in any material respect, any of the Company’s Policies, which failure is not remedied by Executive within thirty (30) days after receiving written notice from the Board specifying such failure;

(ii) Executive failed in any material respect to carry out or comply with any lawful and reasonable written directive of the Board consistent with the terms of this Agreement (other than as a result of Executive’s Disability), which failure is not remedied by Executive within thirty (30) days after receiving written notice from the Board specifying such failure;

(iii) Executive’s breach, in any material respect, of the Confidentiality Agreement or Sections 6 or 7 of this Agreement or any material written Policy of the Company, which breach is not remedied, if possible, by Executive within thirty (30) days after receiving written notice from the Board specifying such failure;

(iv) Executive’s conviction or plea of no contest (or of nolo contendere), for any felony or for any crime involving moral turpitude;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated for any other reason, either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c) Disability. “Disability” shall have the meaning provided in the long-term disability insurance plan provided to the senior executives of the Company pursuant to Section 2(c) herein for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.

(d) Good Reason. “Good Reason” shall mean:

(i) a material breach by the Company or Parent of the terms of this Agreement, or any other equity or compensation written agreement between the Company or Parent and Executive, including, but not limited to, the failure of the Company to make any material payment or provide any material benefit specified under this Agreement,

(ii) any material adverse change in the nature or scope of Executive’s authority, duties or responsibilities;

(iii) the failure of the Company to continue Executive in the position of President and Chief Operating Officer;

(iv) any reduction in Executive’s Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed five-percent (5%) of Annual Base Salary then in effect); or

(v) the relocation of the site of Executive’s principal place of employment by a distance in excess of fifty (50) miles;

provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the date on which Executive has knowledge of the occurrence of the event(s) purported to constitute Good Reason); and (y) the Company has not remedied the alleged violation(s) within the thirty (30) day period.

9.	MISCELLANEOUS PROVISIONS.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Virginia without reference to the principles of conflicts of law of Virginia or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Claw-Back. All compensation received by Executive shall be subject to the provisions of any claw-back policy that are applicable to other similarly situated employees of the Company that are implemented by the Company to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

K12 Inc.

2300 Corporate Park Drive

Herndon, Virginia 22102

Attention: Office of the General Counsel

Fax: 703-483-7496

If to Executive:

Timothy L. Murray

[REDACTED]

or at any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement, including the Confidentiality Agreement and the Arbitration Agreement, the terms of which are expressly incorporated herein, are intended by the Parties to be the final expression of their agreement with respect to the subject matters herein and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

(j) Arbitration. Prior to the Effective Date, Executive shall enter into Parent’s standard form of Agreement to Arbitrate (the “Arbitration Agreement”), the form of which is attached to this Agreement as Exhibit C.

(k) Enforcement. If any provision of this Agreement (including the Confidentiality Agreement or the Arbitration Agreement) is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the thirtieth (30th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

10.	EXECUITIVE ACKNOWLEDGEMENT.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Ronald J. Packard
Ronald J. Packard
Chief Executive Officer

PARENT

By:	/s/ Ronald J. Packard
Ronald J. Packard
Chief Executive Officer

EXECUTIVE

By:	/s/ Timothy L. Murray
Timothy L. Murray